EXHIBIT 21.1

LIST OF SUBSIDIARIES

Subsidiary	Location

Compression Labs, Inc.	Delaware
Forgent Networks Canada, Inc.	Canada
VTEL Australia, PTY LTD	Australia
VTEL Germany, GmbH	Germany